Exhibit 99.1

CODE OF BUSINESS CONDUCT AND ETHICS
OF PHOENIX TREE HOLDINGS LIMITED

INTRODUCTION

Phoenix Tree Holdings Limited, its consolidated subsidiaries and consolidated Variable Interest Entities (collectively the “Company”) are committed to conducting their business in accordance with all applicable laws and the highest standards of business ethics. This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of the Company. In general, employees should strive to comply with the law and conduct business honestly, fairly and in the best interests of the Company. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, we adhere to these higher standards.

This Code applies to all of the directors, officers, employees and advisors of the Company, whether they work for the Company on a fulltime, parttime, consultative, or temporary basis. We refer to these persons as our “employees.” We also refer to our Chairman, Chief Executive Officer, Chief Financial Officer, our other executives and any other persons who perform similar functions for the Company as “executive officers.”

It is the Company’s policy that any employee who violates this Code will be subject to discipline, which may include termination of employment. If your conduct as an employee of the Company does not comply with the law or with this Code, there may be serious, adverse consequences for both you and the Company.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or know of or suspect a violation of this Code, seek help. We encourage you to contact your supervisor first. If you do not feel comfortable contacting your supervisor, contact the compliance officer (the “Compliance Officer”) of the Company, who shall be a person appointed by the Board of Directors of the Company (the “Board”). If you have any questions regarding the Code or would like to report any violation of the Code, please call or e-mail the Compliance Officer. Any questions or violations of the Code involving an executive officer should be directed or reported to any of the independent director on our Board or the members of the appropriate committee of our Board, and any such questions or violations will be reviewed directly by the Board or the appropriate committee of the Board.

Reporting Violations of the Code

Employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code will not be considered an act of disloyalty, but an effort to safeguard the reputation and integrity of the Company and its employees.

All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer, the Board or the appropriate committee of the Board and the Company will protect your confidentiality to the greatest extent consistent with the law and the Company’s need to investigate your concern.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation may be subject to disciplinary actions, including termination of employment.

Waivers of the Code

Waivers of this Code may be made only by the Board or the appropriate committee of the Board and will be promptly disclosed to the public as required by law or the rules of the New York Stock Exchange. Waivers of this Code will be granted on a case-bycase basis and only in extraordinary circumstances.

COMPLIANCE WITH LAWS, REGULATIONS AND POLICIES

Employees have an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Officer.

Failure to comply with applicable laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company against you, including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that may apply to you.

The Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering, promising or giving, directly or indirectly, money or any other item of value to win or retain business or to influence any act or decision of any governmental official (including employees of any state-owned or state-controlled entities), political party, candidate for political office or official of a public international organization. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA by employees and agents is a crime that can subject the Company (including any U.S. citizen or green card-holding employees) to severe fines and criminal penalties.  Any violations shall result in appropriate disciplinary action by the Company, including termination of employment.

Health and Safety

The Company is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its employees. Employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have any concerns about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

Employment Practices

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company as well as disciplinary action by the Company against you, including termination of employment. You should contact the Compliance Officer or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

CONFLICTS OF INTEREST

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that may make it difficult to perform your work objectively and effectively.

It is difficult to list all of the ways in which a conflict of interest may arise. However, in general, the following may create conflicts of interest:

•                  Outside Employment. No employee may be concurrently employed by, serve as a director of, trustee for or provide any services not in his or her capacity as an employee to any entity, whether forprofit or non-profit, that is a material customer, financial institution, service provider, supplier or competitor of the Company or any entity whose interests would reasonably be expected to conflict with the Company.

•                  Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, financial institution, service provider, supplier or competitor of the Company or any entity whose interests would reasonably be expected to conflict with the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, financial institution, service provider, supplier or competitor or (ii) an investment in a material customer, financial institution, service provider, supplier or competitor that represents more than 5% of the total assets of the employee.

•                  Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, financial institution, service provider, supplier or competitor of the Company. This guideline does not prohibit arm’s length transactions with recognized online financial services providers, banks or other financial institutions.

•                  Family Situations. The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. If a member of an employee’s family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a nonrelative seeking to do business with the Company under similar circumstances.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, “family members” or “members of your family” include your spouse, brothers, sisters and parents, inlaws and children.

For purposes of this Code, a company is a “material” customer if the company has made payments to the Company in the past year in excess of US$100,000 or 10% of the customer’s gross revenues, whichever is greater. A company is “material” financial institution if the company has funded more than 10% of the aggregate principal amount of the financing transactions facilitated by the Company in the past year. A company is a “material” service provider or supplier if the company has received payments from the Company in the past year in excess of US$100,000 or 10% of the service provider or supplier’s gross revenues, whichever is greater. A company is a “material” competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of US$500,000. If you are uncertain whether a particular company is a material customer, financial institution, service provider, supplier or competitor, please contact the Compliance Officer for assistance.

Disclosure of Conflicts of Interest

The Company requires that employees fully disclose any situations that could reasonably be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Compliance Officer. Conflicts of interest may only be waived by the Board or the appropriate committee of the Board and will be promptly disclosed to the public to the extent required by law.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity that is in the Company’s line of business through the use of corporate property or corporate information or because of your position at the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. Employees may not use corporate property or corporate information or their positions with the Company in any way that may deprive the Company of any benefit or subject it to any harm.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. Once the Company grants you permission, you may pursue the business opportunity on the same terms and conditions as those originally offered to the Company and to the extent that it is consistent with other ethical guidelines set forth in the Code.

CORPORATE ASSETS AND CONFIDENTIAL INFORMATION

Employees have a duty to protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The Company’s files, computers, networks, software, phone system and other business resources are provided for business use only and they are the exclusive property of the Company. The use of the Company’s funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited. All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee’s duties or primarily through the use of the Company’s materials and technical resources while working at the Company, shall be property of the Company.

To ensure the protection and proper use of the Company’s assets, employees should exercise reasonable care to prevent theft, damage or misuse of Company property. In the event of actual or suspected theft, damage or misuse of Company’s property, employees should report such activities directly to a supervisor.

Employees should be aware that Company’s property includes all data and communications transmitted or received by, or contained in, the Company’s electronic or telephonic systems. The Company’s property also includes all written communications. Employees and other users of the Company’s property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communications. These communications may also be subject to disclosure to law enforcement or government officials.

Safeguarding Confidential Information and Intellectual Property

Employees have access to a variety of confidential information while employed by the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers, financial institutions, service providers or suppliers. Every employee has a duty to respect and safeguard the confidentiality of the Company’s information and the information of our customer, financial institution, service provider and supplier, except when disclosure is authorized by the Company or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company, its customers, financial institutions, service providers or suppliers and could result in legal liability to you and the Company.

Employees also have a duty to protect the Company’s intellectual property and other business assets. The intellectual property, business systems and the security of the Company property are critical to the Company.

Any questions or concerns regarding whether disclosure of the Company’s information is legally mandated should be promptly directed to the Compliance Officer.

Care must be taken to safeguard and protect confidential information and Company property. Accordingly, the following measures should be adhered to:

•                  The Company’s employees should prevent the inadvertent disclosure of confidential information during or after working hours. For example, documents or electronic devices containing confidential information should be stored in a secure location. Also, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, and buses) should be conducted so as to prevent disclosure to unauthorized persons.

•                  Within the Company’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

•                  Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives including those living in the same household as an employee.

•                  Employees should only access, use and disclose the confidential information to the extent that it is necessary for performing their duties. They should only disclose confidential information to other employees or business partners to the extent that it is necessary for such employees or business partners to perform their duties on behalf of the Company.

COMPETITION AND FAIR DEALING

Employees are obligated to deal fairly with fellow employees and with the Company’s customers, financial institutions, service providers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair practice.

Relationships with Customers

Our business success depends on fostering long-term customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should adhere to the following guidelines:

•                  Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•                  Information we obtain from customers should be treated with strict confidence and can only be shared with other parties after receiving consents from the relevant customers or pursuant to applicable laws or regulations.

Relationships with Financial Institutions

The Company is committed to dealing with financial institutions fairly, honestly and with integrity. Employees should not deliberately misrepresent information to financial institutions.

Relationships with Service Providers and Suppliers

The Company deals fairly and honestly with its service providers and suppliers. This means that our relationships with service providers and suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with service providers or suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a service provider or supplier or potential service provider or supplier that might compromise, or appear to compromise, their objective assessment of the service provider’s services and prices or supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including antitrust laws. Such actions include misappropriation or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to foster relationships with business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make unbiased business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may exchange gifts with customers, financial institutions, service providers or suppliers only if such gifts would not be viewed as an inducement or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

•                  Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

•                  The items are a reasonable value;

•                  The purpose of the meeting or attendance at the event is related to the Company’s business; and

•                  The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

•                  Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

•                  Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•                  Gifts Rewarding Accomplishments. You may accept a gift from a civic, charitable or religious organization specifically related to your accomplishments.

You must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “The Foreign Corrupt Practices Act” above for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Compliance Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decisionmaking and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, emails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our recordkeeping policy.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. These laws, regulations and obligations and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to financial results that seem inconsistent with the performance of the underlying business, transactions that do not seem to have an obvious business purpose and requests to circumvent ordinary review and approval procedures. Employees with information relating to questionable accounting or auditing matters may also confidentially, or anonymously, submit the information in writing to the Company’s audit committee of the Board.

It is essential that the Company’s financial records, including all filings with the Securities and Exchange Commission (“SEC”), be accurate and timely. Accordingly, in addition to adhering to the conflict of interest policy and other policies and guidelines in this Code, the executive officers and other principal financial officers must take special care to exhibit integrity at all times and to instill this value within their organizations. In particular, these senior officers must ensure that they abide by all public disclosure requirements by providing full, fair, accurate, timely and understandable disclosures, and that they comply with all other applicable laws and regulations. The executive officers and other principal financial officers must also understand and strictly comply with generally accepted accounting principles in the U.S. and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

In addition, U.S. federal securities laws require the Company to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to an accountant in connection with an audit or any filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include, but are not limited to, those actions taken to coerce, manipulate, mislead or inappropriately influence an auditor to:

•                  issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

•                  not perform audit, review or other procedures required by generally accepted auditing standards or other professional standards;

•                  withdraw an issued report; or

•                  not communicate matters to the Company’s audit committee of the Board.

PROHIBITION OF INSIDER TRADING

The Company has an insider trading policy, which may be obtained from the Compliance Officer. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned specific policy.

Employees are prohibited from trading in shares or other securities of the Company while in possession of material, nonpublic information about the Company. Prohibition on insider trading applies to members of the employees’ family and anyone else sharing the home of the employees. Therefore, employees must use discretion when discussing work with friends or family members as well as other employees. In addition, employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Company on the basis of material, nonpublic information. Employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

•                  Financial results or forecasts, or any information that indicates the Company’s financial results may exceed or fall short of forecasts or expectations;

•                  Important new products or services;

•                  Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•                  Possible management changes or changes of control;

•                  Pending or contemplated public or private sales of debt or equity securities;

•                  Engagement or loss of a significant business partner or contract;

•                  Significant writeoffs;

•                  Initiation or settlement of significant litigation; and

•                  Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Compliance Officer.

PUBLIC COMMUNICATIONS AND PREVENTION OF SELECTIVE DISCLOSURE

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (e.g., media, analysts), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of marketsensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with U.S. securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides potentially marketmoving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under U.S. law and the penalties for violating the law are severe.

The following guidelines have been established to avoid improper selective disclosure. Every employee is required to follow these procedures:

•                  All contact by the Company with investment analysts, the press and/or members of the media shall be made through the chairman, the chief executive officer, chief financial officer or persons designated by them (collectively, the “Media Contacts”).

•                  Other than the Media Contacts, no officer, director or employee shall provide any potentially marketmoving information regarding the Company or its business to any investment analyst or member of the press or media.

•                  All inquiries from persons such as industry analysts or members of the media about the Company or its business should be directed to a Media Contact. All presentations to the investment community regarding the Company will be made by us under the direction of a Media Contact.

•                  Other than the Media Contacts, any employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media.

Please contact the Compliance Officer if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

ENVIRONMENT

Employees should strive to conserve resources and reduce waste and emissions through recycling and other conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

HARASSMENT AND DISCRIMINATION

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or any other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, nonsupervisory personnel or nonemployees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action against the perpetrator such as termination of employment. The Company strictly prohibits retaliation against an employee who files a complaint in good faith.

Any manager who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. We expect all employees to adhere to these standards.

This Code of Business Conduct and Ethics, as applied to the Company’s executive officers, shall be our “code of ethics” within the meaning of Section 406 of the SarbanesOxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.